EXHIBIT 10.1

December 18, 2023

Via Email to jlerner@mgoteam.com

Dear Jeff:

It is my sincere pleasure, on behalf of the entire Board of Directors, to invite you to become a Director of MGO Global Inc. (“MGO” or the “Company”), effective immediately. As a member of the Board, we believe your notable experience and expertise will add an important perspective to the Board’s operations.

Position	You have been recommended and Board approved for appointment as an independent member of the Board of Directors of the Company as appointment to specific Board committees, as noted below.

Base Board Compensation

You will receive an annual retainer of $35,000 paid in equal quarterly amounts at the end of each quarter for which you have provided service. Since this fee will not be subject to ordinary withholdings, you will be entirely responsible for the accounting and payment of any taxes that may be due as a result of this income to you.

Committee(s) Compensation

Nominating and Corporate Governance Committee: We would also like to invite you to serve as the Chairperson of the Board’s Nominating and Corporate Governance Committee. As such you will receive an annual retainer of $8,000 paid in equal quarterly amounts at the end of each quarter for which you have provided service.

Compensation Committee: We would also like to invite you to serve as a member of the Board’s Compensation Committee. As such, you will receive an additional annual retainer of $6,000 paid in equal quarterly amounts at the end of each quarter for which you have provided service.

Equity

On December 18, 2023, you will automatically be granted 20,000 restricted stock units (“RSUs”), which shall vest in equal annual installments over three years on the anniversary of the grant date, (the “Initial Grant”), subject to your continued service as a director through each applicable vesting date. Furthermore on the date of each of our annual meeting of stockholders, and assuming you continue to serve as a Board member, you will automatically be granted an RSU grant with a value of $100,000 (the “Annual Grant”) based on the closing price of our Common Stock on the date of the grant, which shall vest in full on the earlier of (i) the first anniversary of the grant date, or (ii) our next annual meeting of stockholders, subject to continued service as a Director through the applicable vesting date.

Change of Control	The Initial Grant and Annual Grant shall accelerate and vest in full upon a sale event resulting in a change of control, as further defined in our 2021 Equity Incentive Plan.

Reimbursed Expenses	You will be reimbursed for normal out of pocket travel expenses incurred by you in your service as a Director, based upon an invoice submitted by you to the Company in a timely fashion.

Confidentiality	Execution of the attached Mutual Non-Disclosure Agreement shall also form the basis of your agreement to join the Company’s Board of Directors.

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We look forward to hearing that you will join us in our mission to establish MGO Global Inc. as a leading, industry respected digital commerce company.

Sincerely,
/s/ Maximiliano Ojeda

Maximiliano Ojeda
Chief Executive Officer

Accepted By:	/s/ Jeffrey Lerner
Jeffrey Lerner

Date: ___December 18, 2023____

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